Exhibit 99.1
GTSI Announces First Quarter Results
Operating Expenses Reduced to Lowest Level in Six Years
Completes 12th Month of Positive Cash Flow Generation
Strategic Organization Changes Bolster Systems Integrator Status
HERNDON, VA., May 14, 2010 — GTSI Corp. (NASDAQ: GTSI), a systems integrator, solutions and services provider to the government, today announced its financial results for the three months ended March 31, 2010.
“We experienced weakness in the quarter as a result of a continued sharp decline in our state and local business as well as our defense related product business. State and local governments continue to reduce capital expenditures due to lower tax revenues and some defense agencies are preserving funding resources as priorities shift,” said Scott Friedlander, GTSI’s President and Chief Executive Officer. “To mitigate this situation, we have continued to accelerate organizational changes and focus on our core customers. All sales and services teams are now under one leader concentrated on Customer Business Unit profit and loss. These business units are responsible for all product, solutions and services deliverables to our customers. I am confident this will promote better efficiency and productivity by our core business and on our efforts to improve our professional services. We expect that during the next several quarters our federal government related business will rebound, while we will continue to manage and adjust our model towards a systems integration with 50% of our gross margin from services by 2013.
“In addition to the leadership redirection, during the first quarter we have reduced operating expenses which has brought headcount at GTSI to align with current demand,” said Friedlander. “We are also reviewing and reducing our exposure to costs in non-core assets including shutting down two business practices in healthcare and human resource consulting.”
For the first quarter of 2010, GTSI reported sales of $101.8 million, a 29.3% decrease from $144.1 million in the first quarter of 2009, and a net loss of $4.6 million ($0.48 per share) an increase over a net loss of $3.9 million ($0.39 per share) reported in the first quarter of 2009. Selling, general and administrative expenses were $22.2 million, down from $22.9 million for the same period in 2009. This reduction in expenses results from our continuing efforts to curtail expenses and represents the lowest first quarter operating expenses in six years.
Gross margin dollars in the first quarter of 2010 were $13.5 million, or 13%, compared to $15.7 million, or 11%, of gross margin in the first quarter of 2009. The decline of gross margin dollars is due to a decrease in our hardware and software segments and delivery and support services.
Operations and Financial Update
Peter Whitfield, GTSI’s Senior Vice President and Chief Financial Officer, said, “GTSI continues effective cash management by remaining cash flow positive throughout the quarter. On March 19, 2010 the company completed 12 months of generating positive cash flow and we remain in that position today. Also during the first quarter, we purchased 60,407 shares of our common stock. We have purchased a total of 544,877 shares since January 2009. Subject to various market conditions and our cash situation, we plan to continue our share repurchase program.”

Conference Call
An investor conference call to discuss first quarter is scheduled for 10:00 a.m. Eastern Time May 14, 2010. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through May 14, 2011. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 p.m. eastern, May 20, 2010. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 32555877.
About GTSI Corp.
GTSI Corp. provides a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services. GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal. TLM allows customers to implement solutions quickly and cost-effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet client’s current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. and was named as one of “Best Places to Work” in 2009. Further information about the Company is available at www.GTSI.com.
Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com

GTSI Corp. Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,		2010 vs 2009
	2010	2009	Variance	Percentage
SALES
Product	$88,714	127,719	$(39,005)	-30.5%
Service	10,716	14,274	(3,558)	-24.9%
Financing	2,384	2,079	305	14.7%

	101,814	144,072	(42,258)	-29.3%

COST OF SALES
Product	$80,454	118,800	$38,346	32.3%
Service	6,980	9,284	2,304	24.8%
Financing	861	325	(536)	-164.9%

	88,295	128,409	40,114	31.2%

GROSS MARGIN	13,519	15,663	(2,144)	-13.7%
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	22,214	22,863	649	2.8%

LOSS FROM OPERATIONS	(8,695)	(7,200)	(1,495)	20.8%
INTEREST AND OTHER INCOME, NET	1,449	329	1,120	340.4%

LOSS BEFORE TAXES	(7,246)	(6,871)	(375)	5.5%
INCOME TAX BENEFIT	2,658	2,991	(333)	-11.1%

NET LOSS	$(4,588)	$(3,880)	$(708)	18.2%

LOSS PER SHARE
Basic	$(0.48)	$(0.39)	$(0.09)	23.1%

Diluted	$(0.48)	$(0.39)	$(0.09)	23.1%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,617	9,864	(247)	-2.5%

Diluted	9,617	9,864	(247)	-2.5%

GTSI Corp. Unaudited Condensed Consolidated Balance Sheets
(In thousands)

			Change from December 31,
	March 31,	December 31,	2009
	2010	2009	Variance	Percentage
ASSETS
Current assets:
Cash and cash equivalents	$23,626	$7,894	$15,732	199.3%
Accounts receivable, net	112,776	209,595	(96,819)	-46.2%
Inventory	9,259	13,477	(4,218)	-31.3%
Deferred costs	1,671	1,807	(136)	-7.5%
Other current assets	7,108	4,140	2,968	71.7%

Total current assets	154,440	236,913	(82,473)	-34.8%
Depreciable assets, net	10,153	10,960	(807)	-7.4%
Long-term receivables and other assets	39,248	40,758	(1,510)	-3.7%

TOTAL ASSETS	$203,841	$288,631	$(84,790)	-29.4%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$57,721	$109,723	$52,002	47.4%
Accounts payable — floor plan	16,495	34,889	18,394	52.7%
Financed lease debt, current portion	586	831	245	29.5%
Accrued liabilities	17,427	26,127	8,700	33.3%
Deferred revenue	2,211	3,176	965	30.4%

Total current liabilities	94,440	174,746	80,306	46.0%
Other liabilities	17,682	17,598	(84)	-0.5%

Total liabilities	112,122	192,344	80,222	41.7%
Total stockholder’s equity	91,719	96,287	4,568	4.7%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$203,841	$288,631	$84,790	29.4%